Exhibit 3.1

CERTIFICATE OF TRUST

OF

FIRST EAGLE PRIVATE CREDIT FUND

THIS CERTIFICATE OF TRUST of First Eagle Private Credit Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is First Eagle Private Credit Fund.

2. Delaware Trustee. The name and address of the trustee of the Trust whose is a resident of place of the State of Delaware are Donald J. Puglisi, c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David P. O’Connor
David P. O’Connor, not in his individual capacity but solely as trustee

/s/ Donald J. Puglisi
Donald J., Puglisi, not in his individual capacity but solely as Delaware Trustee